                                   EXHIBIT 11

                        COMPUTATION OF EARNINGS PER SHARE

A reconciliation of basic to diluted earnings per share for the nine months ended December 31, 1998 and 1997, is as follows:



                                                      1998                               1997
                                         ------------------------------      -----------------------------
                                            BASIC            DILUTED            BASIC           DILUTED
                                         ------------      ------------      ------------     ------------

Net earnings (loss)                      $ (2,944,343)     $ (2,944,343)     $  6,533,788     $  6,533,788
                                         ============      ============      ============     ============

Weighted average number of common
      shares outstanding during the
      period                                4,106,755         4,106,755         4,000,210        4,000,210

Net effect of dilutive stock options
      based on the treasury stock
      method at market prices
                                                   --                --                --           17,692
                                         ------------      ------------      ------------     ------------

Shares used for computation                 4,106,755         4,106,755         4,000,210        4,017,902
                                         ============      ============      ============     ============

Net earnings (loss) per share            $      (0.72)     $      (0.72)     $       1.63     $       1.63
                                         ============      ============      ============     ============


As the Company incurred a net loss for the nine months ended December 31, 1998, there were no adjustments for potentially dilutive securities as the adjustments would have been antidilutive.